                                  EXHIBIT 11.1

                  SHARES USED IN EARNINGS PER SHARE COMPUTATION
                            (unaudited, in thousands)



                                                 Three Months Ended             Nine Months Ended
                                                    September 30                  September 30
                                               -----------------------       ----------------------
                                                 1996           1995           1996           1995
                                                ------         ------         ------         ------
Primary
  Average shares outstanding                     25,045         23,873         25,121         23,847
  Net effect of dilutive stock options --
     based on the treasury stock method
     using average market price                   1,028            550          1,024            481
                                                  -----            ---          -----            ---
  Total                                          26,073         24,423         26,145         24,328
                                                 ------         ------         ------         ------
                                                 ------         ------         ------         ------

  Net Income                                    $10,983         $9,291        $28,943        $23,299
                                                -------         ------        -------        -------
                                                -------         ------        -------        -------

  Per share amount                                $0.42          $0.38          $1.11          $0.96
                                                  -----          -----          -----          -----
                                                  -----          -----          -----          -----

Fully diluted
  Average shares outstanding                     25,045         23,873         25,121         23,847
  Net effect of dilutive stock options --
     based on the treasury stock method
     using the year-end market price, if
     higher than average market price             1,060            601          1,094            534
                                                  -----            ---          -----            ---
  Total                                          26,104         24,474         26,215         24,381
                                                 ------         ------         ------         ------
                                                 ------         ------         ------         ------

  Net Income                                    $10,983         $9,291        $28,943        $23,299
                                                -------         ------        -------        -------
                                                -------         ------        -------        -------

  Per share amount                                $0.42          $0.38          $1.10          $0.96
                                                  -----          -----          -----          -----
                                                  -----          -----          -----          -----


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